Exhibit 10.2
Form of Performance-Based Phantom Unit Award
Copano Energy, L.L.C.
Long-Term Incentive Plan
Grant of Performance Based Phantom Units
With DERs
Grantee:
Grant Date:
1.	Grant of Phantom Units with DERs. Copano Energy, L.L.C. (the “Company”) hereby grants to you ___Phantom Units under the Copano Energy, L.L.C. Long-Term Incentive Plan, as amended (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This grant of Phantom Units includes a tandem Distribution Equivalent Right (“DER”) grant with respect to each Phantom Unit. The Company shall establish a DER bookkeeping account for you with respect to each Phantom Unit granted hereunder that shall be credited with an amount equal to any cash distributions made by the Company on a Unit during the period such Phantom Unit is outstanding. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms under the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units hereby granted shall become vested in accordance with the schedule on Exhibit A. Tandem DERs shall be subject to vesting and forfeiture under the same terms and conditions as apply to the Phantom Units to which they correspond and, to the extent vested, will be paid at the time of payment of the vested Phantom Units to which they correspond. Any Phantom Units granted hereunder as to which vesting has not occurred by the May 15 following the end of the applicable Measurement Period will be cancelled automatically without payment. If a Phantom Unit is forfeited, the amount credited to your tandem DER account with respect to such Phantom Unit shall be similarly forfeited.

3.	Events Occurring Prior to Vesting.
(a)	Death or Disability. If, prior to becoming fully vested in the Phantom Units hereby granted, you cease to be an employee of the Company or an Affiliate as a result of your death or a disability that entitles you to benefits under the Company’s or an Affiliate’s long-term disability plan, the Phantom Units then held by you automatically will become fully vested at the Target level (as set forth on Exhibit A) as of the Designated Vesting Date immediately following the date of your death or disability.

Exhibit 10.2
Form of Performance-Based Phantom Unit Award
(b)	Other Terminations. If your employment with the Company or an Affiliate terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Phantom Units then held by you automatically shall be forfeited.

(c)	Copano Operations Ceases to be an Affiliate. If (i) Copano Operations ceases to be an Affiliate, (ii) you are an employee of Copano Operations on that date, and (iii) your employment is not transferred to the Company or an Affiliate, the Phantom Units then held by you automatically will become fully vested at the Target level (as set forth on Exhibit A) as of the Designated Vesting Date (as defined below) that coincides with or immediately follows the date Copano Operations ceases to be an Affiliate.

(d)	Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control that occurs during the Performance Period at the Target level.

(e)	Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(i)	“Designated Vesting Dates” shall be February 15, May 15, August 15 or November 15.

(ii)	“employment with the Company” or being an “employee of the Company” shall include being an employee, consultant or a director of the Company or an Affiliate.
4.	Payment. As soon as administratively practicable after the vesting of a Phantom Unit or Bonus Unit (as defined in Exhibit A), but not later than fifteen business days thereafter, you shall be paid a Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the date of vesting of the Phantom Unit or Bonus Unit, as applicable. If more than one Phantom Unit or Bonus Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion. In addition, upon payment of a vested Phantom Unit or Bonus Unit, as applicable, you shall be paid in cash the amount of all tandem DERs credited to your account with respect to such vested Phantom Unit or Bonus Unit, as applicable, without interest.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting this grant, you agree that any Units which you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the

Exhibit 10.2
Form of Performance-Based Phantom Unit Award
transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.	Withholding of Tax. To the extent that the grant, vesting or payment of a Phantom Unit or Bonus Unit (as defined on Exhibit A) results in the receipt of compensation by you with respect to which the Company or its Affiliate has a tax withholding obligation pursuant to applicable law, the Company or its Affiliate is authorized to withhold from any payment due under this Agreement or from any other compensation or other amount owing to you the amount (in cash or Units that would otherwise be issued or delivered to you) of any applicable taxes payable in respect of the lapse of restrictions hereon and to take such other action as may be necessary in the opinion of the Company or its Affiliate to satisfy its withholding obligations for the payment of such taxes.

8.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy are incorporated herein by reference.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to cause this Award to comply with or be treated as exempt from such section and any regulations and guidance issued thereunder, and (b) the Committee, in its sole discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Copano Energy, L.L.C.
By:
	Name:	Douglas L. Lawing
	Title:	Senior Vice President and General Counsel

Exhibit 10.2
Form of Performance-Based Phantom Unit Award
Exhibit A
to
Grant of Performance Based Phantom Units
I. Definitions
Performance Period: The period beginning on May 1, 2008 and ending on April 30, 2011. The Performance Period would consist of three consecutive Measurement Periods, as described below.
Measurement Periods: May 1, 2008 through April 30, 2009, May 1, 2009 through April 30, 2010 and May 1, 2010 through April 30, 2011.
Performance Goal: The Performance Goal with respect to a Measurement Period is a specified percentage of Measurement Period Total Return of the Company, as described in the following table and could be met at the Threshold or Target level:

Performance Results	Total Return per Year	Earned Percentage
Below Threshold Threshold Between Threshold and Target Target	Below 7.5% = 7.5% > 7.5% but <15% 15%	0% 50% Straight-line interpolation 100%

Measurement Period Total Return: The Measurement Period Total Return will be measured in accordance with the following formula:
(B*(1+C)/A) – 1, where A, B and C are determined as follows:
A = the volume weighted average price of a Unit during the twenty consecutive trading days ending on the first day of the Measurement Period.
B = the volume weighted average price of a Unit during the twenty consecutive trading days ending on the last day of the Measurement Period.
C = the number of additional Units that a holder of a Unit would own, if he owned one Unit at the beginning of the Measurement Period, received distributions on such Unit when paid to Unit holders, and reinvested such distributions in Units at the closing price for the Units on the distribution payment date throughout the Measurement Period.

Exhibit 10.2
Form of Performance-Based Phantom Unit Award
Performance Period Total Return: The Performance Period Total Return will be measured in accordance with the following formula:
(B*(1+C)/A)^(1/n) &3150; 1, where A, B, C and n are determined as follows:
A = the volume weighted average price of a Unit during the twenty consecutive trading days ending on the first day of the Performance Period.
B = the volume weighted average price of a Unit during the twenty consecutive trading days ending on the last day of the Performance Period.
C = the number of additional Units that a holder of a Unit would own, if he owned one Unit at the beginning of the Performance Period, received distributions on such Unit when paid to Unit holders, and reinvested such distributions in Units at the closing price for the Units on the distribution payment date throughout the Performance Period.
n = the number of Measurement Periods in the Performance Period.
II. Vesting
     Regular Vesting: The Phantom Units granted to you hereunder will vest in three equal installments on each May 15 following the Grant Date, provided that the Performance Goal for the applicable Measurement Period is met and approved by the Committee, with the Earned Percentage of such Phantom Units dependent on the level of achievement of the Performance Goal, as described in the table above. The Earned Percentage of Phantom Units vesting if the Measurement Period Total Return exceeds 7.5% but does not equal or exceed 15% would be determined by straight-line interpolation. Any Phantom Units that have not vested as of May 15 immediately following the end of the applicable Measurement Period would be forfeited as of such date.
     Other Vestings: The effect of your death, disability, a Change in Control or, if you are a Copano Operations employee who performs services for the Company, failure to transfer your employment to the Company upon termination of the Copano Operations Services agreement on the vesting of the Phantom Units granted to you hereunder is described in Paragraph 3 of the Agreement.
     Bonus Units: If you are employed by the Company or an Affiliate on May 15, 2011, you will have an opportunity to earn additional bonus Units (“Bonus Units”) of up to 50% of the number of Units subject to the Award. The number of Bonus Units earned, if any, will be determined based upon the compounded annual rate of Performance Period Total Return. You will earn no Bonus Units if the compounded annual rate of Performance Period Total Return is 15% or less. You will earn the maximum number of Bonus Units for which you are eligible hereunder if the compounded annual rate of Performance Period Total Return is 22.5% or more. The number of Bonus Units you will earn if the compounded annual rate of Performance Period Total Return is between 15.01% and 22.5% will be determined through straight-line interpolation. With respect to each Bonus Unit you earn hereunder, the DER bookkeeping account established for you in connection with the Award will also be credited with an amount equal to any cash distributions made by the Company on a Unit during the Performance Period. Any Bonus Units earned hereunder and any DERs related thereto will vest on May 15, 2011 and will be paid to you in accordance with the provisions of Paragraph 4 of the Agreement.

Exhibit 10.2
Form of Performance-Based Phantom Unit Award
III. Settlement:
At the end of each Measurement Period and at the end of the Performance Period, the Committee will review the results for the Measurement Period and the Performance Period and approve those results in writing. Upon Committee approval, subject to Paragraph 4 of the Agreement, the Company will settle the Award in Units, net of taxes, or, in the discretion of the Committee, in cash or any combination thereof.